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                                                                    EXHIBIT 99.1

W-H ENERGY SERVICES INC. ADOPTS SHAREHOLDER RIGHTS PLAN

HOUSTON, May 6, 2002 (BUSINESS WIRE) -- The Board of Directors of W-H Energy Services Inc. (Nasdaq:WHES) today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of its common stock to shareholders of record on June 6, 2002.

The Company stated that the rights, which expire on June 6, 2012, are designed to assure that all of W-H's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of the Company without paying all shareholders a premium for that control. The rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment and are intended to enable all W-H shareholders to realize the long-term value of their investment in the Company. The rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with its Board of Directors prior to attempting a takeover.

The rights will be exercisable only if a person or group acquires 20% or more of W-H's common stock or commences a tender offer which could result in ownership by a person or group of 20% or more of the common stock. Each right will entitle its holder to purchase, at the right's then current exercise price, a number of W-H's common shares having a market value of twice such price. The person or group acquiring 20% or more of W-H's common stock will not be entitled to exercise these rights. Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock, the rights are redeemable for one cent per right at the option of the Board of Directors.

W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. Onshore operations are currently focused in the United States, Canada, Brazil and the Middle East. Offshore operations include Brazil, the Gulf of Mexico, the North Sea and the Mediterranean Sea.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, capital expenditures by customers, the development and implementation of new technologies and weather conditions in offshore markets. These risks are more fully described in W-H Energy Services Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligations to update the statements in this press release.

CONTACT:  W-H Energy Services Inc., Houston
          Shawn M. Housley, 713/974-9071

URL:      http://www.businesswire.com